UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

VISTACARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50118	06-1521534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road,
Suite 5000
Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 648-4545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 16, 2005, VistaCare, Inc., (the “Company”), announced the resignation of Carla Davis Hughes as Executive Vice President of Public Policy and Strategic Marketing. In connection with the resignation, Ms. Hughes and the Company entered into an Employment Agreement (the “Agreement”) on May 23, 2005, whereby Ms. Hughes will remain available to the Company on an as needed basis. The Agreement supersedes the Management Agreement previously in effect between Ms. Hughes and the Company.

Under the terms of the Agreement, Ms. Hughes will continue to assist with the transition to the new employee performing the functions of the Executive Vice President of Public Policy and Strategic Marketing, serve as a resource regarding subjects within her areas of experience and expertise and assist in any other activity as reasonably requested by the Chief Operating Officer and the Chief Executive Officer. Under the Agreement, Ms. Hughes is not required to work more than five hours per month and the Company will not be required to request any minimum amount of services. Ms. Hughes will be paid $500 per month, along with reimbursement for reasonable expense incurred in the performance of the requested services. If Ms. Hughes works more than five hours in one month, she shall be paid $100 per hour for the amount of services in excess of five hours during that month. Ms. Hughes will not accrue paid time off or be eligible for health insurance or other benefits. Under this agreement, Ms. Hughes will retain all options that have previously vested and will retain the rights to all options that will vest in 2005, 2006 and 2007. Ms. Hughes is entitled to options exercisable for 4,800 shares in 2005, 6,000 shares in 2006 and 5,200 shares in 2007. If the Company terminates Ms. Hughes’s employment without cause, these options will become immediately exercisable. Any payments made under this agreement are in lieu of severance payments, if any, that might otherwise be available to Ms. Hughes. The Agreement will terminate on May 15, 2007.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibits:

10.1	Employment Agreement between VistaCare, Inc. and Carla Davis Hughes.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTACARE, INC.

Date: May 24, 2005	By:	/s/ Stephen Lewis
	Name:	Stephen Lewis
	Title:	Secretary

2